F O R T R E S S
Investment Group LLC

                                                          FOR RELEASE

Contact:
Lilly H. Donohue
Vice President
212 798-6118


               OFFER FOR BROOKDALE LIVING COMMUNITIES
                 EXTENDED UNTIL 5:00 P.M. TODAY
-------------------------------------------------------------

NEW YORK, SEPTEMBER 6, 2000 - Fortress Brookdale Acquisition LLC ("Purchaser"), a joint venture owned by an affiliate of Fortress Investment Fund LLC and an affiliate of Capital Z Partners, announced today that it was extending until 5:00 P.M. New York City time today, September 6, 2000, its tender offer to purchase any and all shares of Brookdale Living Communities, Inc. which was previously scheduled to expire at midnight yesterday. As of the close of business yesterday, approximately 5,738,768 shares had been tendered which, together with the shares already owned by Purchaser, constituted approximately 98% of the outstanding shares of Brookdale Living Communities, Inc. The Offer was extended to permit the filing of additional information regarding affiliates of Purchaser who could be deemed to be co-bidders. Purchaser intends to purchase the shares tendered promptly following expiration of the Offer.